EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-57872, 33-67366, 33-98106, 333-40623, 333-77957, 333-81549, 333-52762 and 333-113328 of Radian Group Inc. on Form S-8 of our report dated March 5, 2004, appearing in this Annual Report on Form 10-K of Radian Group Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

March 15, 2004